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                                                                  Exhibit 11(ii)


                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A (File No. 33-11905) (the "Registration Statement") of our report dated January 13, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of FMB Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights - Income Funds," relating to FMB Michigan Tax-Free Bond and FMB Intermediate Government Income Fund, in the Prospectuses.


/s/ Price Waterhouse LLP
Philadelphia, Pennsylvania
April 28, 1998